Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-275898

Pricing Supplement Dated May 6, 2024 To the Product Prospectus Supplement ERN-ETF-1, the Prospectus Supplement and the Prospectus, Each Dated December 20, 2023	$2,000,000 Buffered Enhanced Return Notes Linked to the Lesser Performing of Two Exchange Traded Funds, Due May 9, 2025 Royal Bank of Canada

Royal Bank of Canada is offering Buffered Enhanced Return Notes (the “Notes”) linked to the Lesser Performing of Two Exchange Traded Funds.
Reference Assets	Initial Prices	Buffer Prices
SPDR® Gold Shares (“GLD”)	$215.20	$172.16, which is 80.00% of its Initial Price
Energy Select Sector SPDR® Fund (“XLE”)	$93.30	$74.64, which is 80.00% of its Initial Price
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If the Final Price of the Lesser Performing Reference Asset (as defined below) is greater than its Initial Price, the Notes will pay at maturity a return equal to 144.50% of the Percentage Change of the Lesser Performing Reference Asset.

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If the Final Price of the Lesser Performing Reference Asset is less than or equal to its Initial Price, but is greater than or equal to its Buffer Price, the Notes will pay the principal amount at maturity.

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If the Final Price of the Lesser Performing Reference Asset is less than its Buffer Price, investors will lose 1% of the principal amount for each 1% that its Final Price has decreased from its Initial Price by more than 20%.

•	Any payments on the Notes are subject to our credit risk.
•	The Notes do not pay interest.
•	The Notes will not be listed on any securities exchange.
Issue Date: May 9, 2024
Maturity Date: May 9, 2025
CUSIP: 78017FXB4
Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-7 of this pricing supplement, and “Risk Factors” beginning on page PS-6 of the product prospectus supplement and on page S-3 of the prospectus supplement, each dated December 20, 2023.
The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. government agency or instrumentality. The Notes are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Note	Total
Price to public(1)	100.00%	$2,000,000
Underwriting discounts and commissions(1)	0.65%	$13,000
Proceeds to Royal Bank of Canada	99.35%	$1,987,000
(1) We or one of our affiliates may pay varying selling concessions of up to $6.50 per $1,000 in principal amount of the Notes in connection with the distribution of the Notes to other registered broker-dealers. Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all of their underwriting discount or selling concessions. The public offering price for investors purchasing the Notes in these accounts may be between $993.50 and $1,000 per $1,000 in principal amount. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.
The initial estimated value of the Notes as of the Trade Date was $987.82 per $1,000 in principal amount, which is less than the price to public. The actual value of the Notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount. We describe our determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to the Lesser Performing of Two Exchange Traded Funds
SUMMARY
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product prospectus supplement, the prospectus supplement, and the prospectus.
Issuer:	Royal Bank of Canada (the “Bank”)
Underwriter:	RBC Capital Markets, LLC (“RBCCM”)
Reference Assets:	SPDR® Gold Shares (“GLD”) and Energy Select Sector SPDR® Fund (“XLE”)
Minimum Investment:	$1,000 and minimum denominations of $1,000 in excess thereof
Trade Date (Pricing Date):	May 6, 2024
Issue Date:	May 9, 2024
Valuation Date:	May 6, 2025
Maturity Date:	May 9, 2025, subject to extension for market and other disruptions, as described in the product prospectus supplement dated December 20, 2023.
Payment at Maturity (if held to maturity):
If the Final Price of the Lesser Performing Reference Asset is greater than its Initial Price (that is, its Percentage Change is positive), then the investor will receive an amount per $1,000 principal amount per Note equal to:
Principal Amount + [Principal Amount x (Percentage Change of the Lesser Performing Reference Asset x Participation Rate)]
If the Final Price of the Lesser Performing Reference Asset is less than or equal to its Initial Price but is greater than or equal to its Buffer Price (that is, its Percentage Change is between 0% and ‑20.00%), then the investor will receive the principal amount only.
If the Final Price of the Lesser Performing Reference Asset is less than its Buffer Price (that is, its Percentage Change is less than ‑20.00%), then the investor will receive a cash payment equal to:
Principal Amount + [Principal Amount x (Percentage Change of the Lesser Performing Reference Asset + Buffer Percentage)]
In this case, you could lose a substantial portion of the principal amount.

Percentage Change:	The Percentage Change with respect to each Reference Asset, expressed as a percentage, is calculated using the following formula:
Initial Price:	For each Reference Asset, its closing price on the Trade Date as set forth on the cover page of this pricing supplement.
Final Price:	For each Reference Asset, its closing price on the Valuation Date.
Participation Rate:	144.50%
Buffer Percentage:	20.00%
Buffer Price:	For each Reference Asset, 80.00% of its Initial Price as set forth on the cover page of this pricing supplement.
Lesser Performing Reference Asset:	The Reference Asset which has the lowest Percentage Change.
Market Disruption Events:
If a market disruption event occurs on the Valuation Date as to a Reference Asset, the determination of the Final Price of that Reference Asset will be postponed. However, the determination of the Final Price of any Reference Asset that is not affected by that market disruption event will not be postponed.

P-2	RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to the Lesser Performing of Two Exchange Traded Funds
Principal at Risk:
The Notes are NOT principal protected. You may lose a substantial portion of your principal amount at maturity if the Final Price of the Lesser Performing Reference Asset is less than its Buffer Price.

Calculation Agent:	RBCCM
U.S. Tax Treatment:
By purchasing a Note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the Notes as a pre-paid cash-settled derivative contract in respect of the Reference Assets for U.S. federal income tax purposes. However, the U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different from that described in the preceding sentence. Please see the section below, “Supplemental Discussion of U.S. Federal Income Tax Consequences,” and the discussion (including the opinion of Ashurst LLP, our special U.S. tax counsel) in the product prospectus supplement dated December 20, 2023 under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” which apply to the Notes.

Secondary Market:
RBCCM (or one of its affiliates), though not obligated to do so, may maintain a secondary market in the Notes after the issue date.
The amount that you may receive upon sale of your Notes prior to maturity may be less than the principal amount.

Listing:	The Notes will not be listed on any securities exchange.
Clearance and Settlement:	DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg as described under “Ownership and Book-Entry Issuance” in the prospectus dated December 20, 2023).
Terms Incorporated in the Master Note:
All of the terms appearing on the cover page and above the item captioned “Secondary Market” in this section and the terms appearing under the caption “General Terms of the Notes” in the product prospectus supplement, as modified by this pricing supplement.

P-3	RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to the Lesser Performing of Two Exchange Traded Funds
ADDITIONAL TERMS OF YOUR NOTES
You should read this pricing supplement together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement dated December 20, 2023 and the product prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product prospectus supplement. In the event of any conflict, this pricing supplement will control. The Notes vary from the terms described in the product prospectus supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement and in the product prospectus supplement, each dated December 20, 2023, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
Prospectus dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm
Prospectus Supplement dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm
Product Prospectus Supplement ERN-ETF-1 dated December 20, 2023:
https://www.sec.gov/Archives/edgar/data/1000275/000114036123058555/ef20016923_424b5.htm
Our Central Index Key, or CIK, on the SEC website is 1000275.  As used in this pricing supplement, “we,” “us,” or “our” refers to Royal Bank of Canada.

P-4	RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to the Lesser Performing of Two Exchange Traded Funds
HYPOTHETICAL RETURNS
The examples set out below are included for illustration purposes only. The hypothetical Percentage Changes of the Lesser Performing Reference Asset used to illustrate the calculation of the Payment at Maturity (rounded to two decimal places) are not estimates or forecasts of the Final Price or the price of the Lesser Performing Reference Asset on any trading day prior to the Maturity Date. All examples are based on the Buffer Percentage of 20% (the Buffer Price is 80% of the Initial Price), the Participation Rate of 144.50%, and assume that a holder purchased Notes with an aggregate principal amount of $1,000 and that no market disruption event occurs on the Valuation Date.

Example 1 —	Calculation of the Payment at Maturity where the Percentage Change of the Lesser Performing Reference Asset is positive.
	Percentage Change:	2%
	Payment at Maturity:	$1,000 + [$1,000 x (2% x 144.50%)] = $1,000 + $28.90 = $1,028.90
	On a $1,000 investment, a Percentage Change of 2% in the Lesser Performing Reference Asset results in a Payment at Maturity of $1,028.90, a return on the Notes of 2.89%.

Example 2 —	Calculation of the Payment at Maturity where the Percentage Change of the Lesser Performing Reference Asset is negative (but not by more than the Buffer Percentage).
	Percentage Change:	-10%
	Payment at Maturity:	At maturity, if the Percentage Change of the Lesser Performing Reference Asset is negative BUT not by more than the Buffer Percentage, then the Payment at Maturity will equal the principal amount.
	On a $1,000 investment, a Percentage Change of -10% in the Lesser Performing Reference Asset results in a Payment at Maturity of $1,000, a return on the Notes of 0.00%.

Example 3 —	Calculation of the Payment at Maturity where the Percentage Change of the Lesser Performing Reference Asset is negative (by more than the Buffer Percentage).
	Percentage Change:	-30%
	Payment at Maturity:	$1,000 + [$1,000 x (-30% + 20%)] = $1,000 - $100 = $900
	In this case, on a $1,000 investment, a Percentage Change of -30% in the Lesser Performing Reference Asset results in a Payment at Maturity of $900, a return on the Notes of -10.00%.

P-5	RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to the Lesser Performing of Two Exchange Traded Funds
The table set forth below is included for illustration purposes only. The table illustrates the hypothetical payments at maturity for a hypothetical range of performance for the Lesser Performing Reference Asset, based on the Buffer Percentage of 20% (the Buffer Price is 80% of the Initial Price) and the Participation Rate of 144.50%.
Hypothetical Percentage Changes of the Lesser Performing Reference Asset are shown in the first column on the left. The second column shows the corresponding Payment at Maturity for these Percentage Changes, expressed as a percentage of the principal amount of the Notes. The third column shows the Payment at Maturity to be paid on the Notes per $1,000 in principal amount.
Hypothetical Percentage Change of the Lesser Performing Reference Asset	Payment at Maturity as Percentage of Principal Amount	Payment at Maturity per $1,000 in Principal Amount
50.00%	172.25%	$1,722.50
40.00%	157.80%	$1,578.00
30.00%	143.35%	$1,433.50
20.00%	128.90%	$1,289.00
10.00%	114.45%	$1,144.50
5.00%	107.23%	$1,072.25
2.00%	102.89%	$1,028.90
0.00%	100.00%	$1,000.00
-10.00%	100.00%	$1,000.00
-20.00%	100.00%	$1,000.00
-30.00%	90.00%	$900.00
-40.00%	80.00%	$800.00
-50.00%	70.00%	$700.00
-60.00%	60.00%	$600.00
-70.00%	50.00%	$500.00
-80.00%	40.00%	$400.00
-90.00%	30.00%	$300.00
-100.00%	20.00%	$200.00

P-6	RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to the Lesser Performing of Two Exchange Traded Funds
SELECTED RISK CONSIDERATIONS
An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Assets. These risks are explained in more detail in the section “Risk Factors” in the product prospectus supplement. In addition to the risks described in the prospectus supplement and the product prospectus supplement, you should consider the following:
Risks Relating to the Terms and Structure of the Notes
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You May Lose Some or a Significant Portion of the Principal Amount at Maturity — Investors in the Notes could lose a substantial portion of their principal amount if there is a decline in the price of the Lesser Performing Reference Asset. You will lose 1% of the principal amount of the Notes for each 1% that the Final Price is less than the Initial Price by more than 20%.

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Your Payment at Maturity Will Be Determined Solely by Reference to the Lesser Performing Reference Asset Even if the Other Reference Asset Performs Better — Your payment at maturity will be determined solely by reference to the performance of the Lesser Performing Reference Asset. Even if the Final Price of the other Reference Asset has increased compared to its Initial Price, or has experienced a decrease that is less than that of the Lesser Performing Reference Asset, your return will only be determined by reference to the performance of the Lesser Performing Reference Asset, regardless of the performance of the other Reference Asset. The Notes are not linked to a weighted basket, in which the risk may be mitigated and diversified among each of the basket components. For example, in the case of notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. As a result, the depreciation of one basket component could be mitigated by the appreciation of the other basket component, as scaled by the weighting of that basket component. However, in the case of the Notes, the individual performance of each of the Reference Assets would not be combined, and the depreciation of one Reference Asset would not be mitigated by any appreciation of the other Reference Asset. Instead your return will depend solely on the Final Price of the Lesser Performing Reference Asset.

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The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity — There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you purchased one of our conventional senior interest bearing debt securities.

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Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes — The Notes are our senior unsecured debt securities. As a result, your receipt of the amount due on the maturity date is dependent upon our ability to repay our obligations at that time. This will be the case even if the price of the Lesser Performing Reference Asset increases after the Trade Date. No assurance can be given as to what our financial condition will be at the maturity of the Notes.

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The Payments on the Notes Are Subject to Postponement Due to Market Disruption Events and Adjustments — The payment at maturity and the Valuation Date are subject to adjustment as described in the product prospectus supplement. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes—Market Disruption Events” in the product prospectus supplement.

Risks Relating to the Secondary Market for the Notes
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There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any securities exchange. RBCCM and our other affiliates may make a market for the Notes; however, they are not required to do so. RBCCM or any of our other affiliates may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect

P-7	RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to the Lesser Performing of Two Exchange Traded Funds
that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your Notes in any secondary market could be substantial.
Risks Relating to the Initial Estimated Value of the Notes
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The Initial Estimated Value of the Notes Is Less than the Price to the Public — The initial estimated value of the Notes that is set forth on the cover page of this pricing supplement does not represent a minimum price at which we, RBCCM or any of our affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the prices of the Reference Assets, the borrowing rate we pay to issue securities of this kind, and the inclusion in the price to the public of the underwriting discount and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount or the hedging costs relating to the Notes. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on the secondary rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary price will be less than if the internal funding rate was used. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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The Initial Estimated Value of the Notes that Is Set Forth on the Cover Page of this Pricing Supplement Is an Estimate Only, Calculated as of the Time the Terms of the Notes Were Set — The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our credit spreads, expectations as to dividends, interest rates and volatility, and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of your Notes.
Risks Relating to Conflicts of Interest and Our Trading Activities
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Our Business Activities May Create Conflicts of Interest — We and our affiliates expect to engage in trading activities related to the Reference Assets or the assets held by the Reference Assets that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the Notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the prices of the Reference Assets, could be adverse to the interests of the holders of the Notes. We and one or more of our affiliates may, at present or in the future, engage in business with companies held by the XLE, including making loans to or providing advisory services. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the Notes. Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Assets. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by us or one or more of our affiliates may affect the prices of the Reference Assets, and, therefore, the market value of the Notes.

P-8	RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to the Lesser Performing of Two Exchange Traded Funds
Risks Relating to the Reference Assets
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The Price of the GLD Is Linked Closely to the Price of Gold, Which May Change Unpredictably and Affect the Value of the Notes in Unforeseeable Ways — The GLD attempts to mirror as closely as possible, before fees and expenses, the performance of the price of gold bullion. As a result, the value of the Notes relates directly to the value of the gold held by the GLD. Investments in securities linked to an exchange traded fund such as the GLD, which is linked to the price of a single commodity, may be considered speculative. The gold markets are generally subject to temporary distortions or other disruptions due to various factors, including a lack of liquidity in the markets, the participation of speculators, and government regulation and intervention.

The method for determining the price of gold held by the GLD, as described below, is not the same as U.S. futures markets. For example, there are no daily price limits that would otherwise restrict the extent of daily fluctuations in the prices of the commodities in these markets. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.
Gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors. These include economic factors, including the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial, or other events. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold, levels of gold production and production costs in the countries in which gold is mined, and short-term changes in supply and demand because of investment, trading and hedging activities in the gold market, including trading activities of hedge funds and commodity funds. It is not possible to predict the aggregate effect of all or any combination of these factors.
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Investing in the Notes Linked to the GLD Is Not the Same as Investing Directly in Gold – The performance of the GLD may not fully replicate the price of gold due to the fees and expenses charged by the GLD, restrictions on access to gold or other circumstances. The GLD does not generate any income, and because it regularly sells its asset to pay for its ongoing expenses, the amount of assets represented by the GLD may gradually decline over time. The GLD sells its assets to pay expenses on an ongoing basis irrespective of whether the trading price of its assets rise or fall in response to changes in the price of its assets. The sale of the GLD's assets to pay expenses at a time of low asset prices could adversely affect the price of the GLD. Additionally, there is a risk that part or all of the GLD’s assets could be lost, damaged or stolen due to war, terrorism, theft, natural disaster or otherwise.

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Changes in the Methodology Used to Calculate the Gold Price or Changes in Laws or Regulations Which Affect the Price of Gold May Affect the Value of the Notes — The London Bullion Market Association (the “LBMA”) sets the fixings of gold (the “gold spot price”) used to determine the value of gold held by the GLD, and may adjust the determination of the gold spot price in a way that adversely affects the value of the Notes. In setting the price, the LBMA has no obligation to consider your interests. The LBMA may from time to time change any rule or bylaw or take emergency action under its rules, any of which could affect the gold spot price. Any change of this kind could cause a decrease in the gold spot price, which would adversely affect the value of the Notes.

In addition, the price of gold could be adversely affected by the promulgation of new laws or regulations or by the reinterpretation of existing laws or regulations (including, without limitation, those relating to taxes and duties on commodities or commodity components) by one or more governments, governmental agencies, courts, or other official bodies. Any event of this kind could adversely affect the gold spot price and, as a result, could adversely affect the value of the Notes.
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There Are Risks Associated with the LBMA Gold Price — The gold held by the GLD is valued based upon the "LBMA Gold Price". The LBMA Gold Price is a gold price benchmark mechanism administered by ICE Benchmark Administration (“IBA”), an independent specialist benchmark administrator appointed by London Bullion Market Association. The prices are determined using an electronic auction. Electronic markets are not exempt from failures. In addition, electronic trading platforms may be subject to influence by high-frequency traders with results that are highly contested by the industry, regulators and market observers. It is possible that electronic failures or other unanticipated events may occur that could result in delays in the announcement of, or the inability of the system to produce, an LBMA

P-9	RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to the Lesser Performing of Two Exchange Traded Funds
Gold Price on any given day. Furthermore, if a perception were to develop that the prices are vulnerable to manipulation attempts, or if the proceedings surrounding the determination and publication of the prices were seen as unfair, biased or otherwise compromised by the markets, the behavior of investors and traders in gold may change, and those changes may have an effect on the price of gold (and, consequently, the value of the GLD). In any of these circumstances, the intervention of extraneous events disruptive of the normal interaction of supply and demand of gold at any given time, may result in distorted prices and losses in value of the GLD that, but for such extraneous events, might not have occurred. The LBMA may alter, discontinue or suspend calculation or dissemination of the LBMA Gold Price, which could adversely affect the value of the Notes. The LBMA, or an independent service provider appointed by the LBMA, will have no obligation to consider your interests in calculating or revising the LBMA Gold Price. All of these factors could adversely affect the price the GLD and, therefore, the return on the Notes.
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Single Commodity Prices Tend to Be More Volatile Than, and May Not Correlate with, the Prices of Commodities Generally — The GLD holds a single commodity and not a diverse basket of commodities or components of a broad-based commodity index. The GLD's assets may not correlate to the price of gold generally and may diverge significantly from the price of gold generally. As a result, the Notes carry greater risk and may be more volatile than a security linked to the prices of more commodities or a broad-based commodity index.

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Adjustments to the Reference Assets Could Adversely Affect the Notes — The sponsor of each Reference Asset is responsible for maintaining the respective Reference Asset. The sponsor can add, delete or substitute the assets held by applicable Reference Asset. The sponsor may make other methodological changes that could change the share price of each Reference Asset at any time. If one or more of these events occurs, the calculation of the amount payable at maturity may be adjusted to reflect such event or events. Consequently, any of these actions could adversely affect the amount payable at maturity and/or the market value of the Notes.

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An Investment in the Notes Is Subject to Risks Associated with the Energy Sector — The stocks held by XLE are issued by companies engaged in a specific sector of the economy, specifically, the energy industry. Accordingly, an investment in the Notes is subject to the specific risks of companies that operate in that sector. An investment in the Notes may accordingly be more risky than a security linked to a more diversified set of securities. In addition, as of May 6, 2024, three companies held by the XLE represented approximately 53.05% of the XLE's holdings. Adverse changes in the prices of the shares of these companies would have a disproportionately adverse impact on the value of the Notes.

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Each of the Reference Assets Is Subject to Management Risks — Each of the Reference Assets is subject to management risk, which is the risk that the sponsor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results.

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We and Our Affiliates Do Not Have Any Affiliation with the Sponsor and Are Not Responsible for its Public Disclosure of Information — We and our affiliates are not affiliated with the sponsor in any way and have no ability to control or predict its actions, including any errors in or discontinuance of disclosure regarding its methods or policies relating to the Reference Assets. The sponsor is not involved in the offering of the Notes in any way and has no obligation to consider your interests as an owner of the Notes in taking any actions relating to the Reference Assets that might affect the value of the Notes. Neither we nor any of our affiliates has independently verified the adequacy or accuracy of the information about the sponsor or the Reference Assets contained in any public disclosure of information. You, as an investor in the Notes, should make your own investigation into the Reference Assets.

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The Reference Assets and their Underlying Assets Are Different — The performance of each Reference Asset may not exactly replicate the performance of the assets that they hold, because the Reference Assets will reflect transaction costs and fees. It is also possible that the performance of the Reference Assets may not fully replicate or may in certain circumstances diverge significantly from the performance of the assets that they hold due to the temporary unavailability of certain assets in the secondary market, the performance of any derivative instruments that they hold, or due to other circumstances. The Reference Assets may use futures contracts, options, swap agreements, and repurchase agreements in seeking performance that corresponds to its investment strategy and in managing cash flows.

During periods of market volatility, assets held by the Reference Assets may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of a Reference Asset and the

P-10	RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to the Lesser Performing of Two Exchange Traded Funds
liquidity of a Reference Asset may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of a Reference Asset. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Reference Assets. As a result, under these circumstances, the market value of shares of the Reference Assets may vary substantially from its net asset value per share. For all of the foregoing reasons, the performance of a Reference Asset may not correlate with the performance of its underlying assets as well as its net asset value per share, which could materially and adversely affect the value of the Notes in the secondary market and/or reduce the payments on the Notes.

P-11	RBC Capital Markets, LLC

Buffered Enhanced Return Notes Linked to the Lesser Performing of Two Exchange Traded Funds
INFORMATION REGARDING THE REFERENCE ASSETS
Each of the Reference Assets is registered under the Securities Exchange Act of 1934 (the “Exchange Act”). Companies with securities registered under that Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the “SEC”). Information filed with the SEC can be obtained through the SEC’s website at www.sec.gov. In addition, information regarding each of the Reference Assets may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. None of those documents are included or incorporated by reference in this document. The following information regarding each of the Reference Assets is derived from publicly available information. We have not independently verified the accuracy or completeness of reports filed by each of the Reference Assets with the SEC, information published by each of the Reference Assets on its respective website or in any other format, information about each of the Reference Assets obtained from any other source or the information provided below.
SPDR® Gold Shares (“GLD”)
SPDR® Gold Shares issues shares (the “Shares”) which represent units of fractional undivided beneficial interest in and ownership of the GLD. World Gold Trust Services, LLC is the sponsor of the GLD (the “Sponsor”). BNY Mellon Asset Servicing, a division of The Bank of New York Mellon, is the trustee of the GLD (the “Trustee”). HSBC Bank plc is the custodian of the GLD (the “Custodian”), and State Street Global Advisors Funds Distributors, LLC is the marketing agent of the GLD (the “Marketing Agent”). The GLD intends to issue additional Shares on a continuous basis through its Trustee. The GLD is not a commodity pool for purposes of the Commodity Exchange Act of 1936, as amended, and its Sponsor is not subject to regulation by the Commodity Futures Trading Commission as a commodity pool operator, or a commodity trading advisor.
The GLD trades on the New York Stock Exchange ("NYSE") under the ticker symbol “GLD.”
The Shares may be purchased from the GLD only in one or more blocks of 100,000 Shares (a block of 100,000 Shares is called a “Basket”). The GLD issues Shares in Baskets to certain authorized participants (“Authorized Participants”), on an ongoing basis. Baskets are offered continuously at the net asset value (“NAV”) for 100,000 Shares on the day that an order to create a Basket is accepted by the Trustee.
The investment objective of the GLD is to reflect the performance of the price of gold bullion, less the GLD’s expenses. The GLD holds gold bars. The GLD issues shares in exchange for deposits of gold and distributes gold in connection with the redemption of shares. The Shares of the GLD are intended to offer investors an opportunity to participate in the gold market through an investment in securities. The ownership of the Shares of the GLD is intended to overcome certain barriers to entry in the gold market, such as the logistics of buying, storing and insuring gold.
The Shares of the GLD represent units of fractional undivided beneficial interest in and ownership of the GLD, the primary asset of which is allocated (or secured) gold. The GLD is not managed like a corporation or an active investment vehicle. The gold held by the GLD will be sold only: (1) on an as-needed basis to pay the GLD’s expenses, (2) in the event the GLD terminates and liquidates its assets or (3) as otherwise required by law or regulation.
Creation and Redemption
The GLD creates and redeems the Shares from time to time, but only in one or more Baskets (a “Basket” equals a block of 100,000 Shares). The creation and redemption of Baskets requires the delivery to the GLD or the distribution by the GLD of the amount of gold and any cash represented by the Baskets being created or redeemed, the amount of which is based on the combined NAV of the number of Shares included in the Baskets being created or redeemed. The initial amount of gold required for deposit with the GLD to create Shares for the period from the formation of the GLD to the first day of trading of the Shares on the NYSE was 10,000 ounces per Basket. The number of ounces of gold required to create a Basket or to be delivered upon the redemption of a Basket gradually decreases over time, due to the accrual of the GLD’s expenses and the sale of the GLD’s gold to pay the GLD’s expenses. Baskets may be created or redeemed only by authorized participants,

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who pay a transaction fee for each order to create or redeem Baskets and may sell the Shares included in the Baskets they create to other investors.
Valuation of Gold; Computation of Net Asset Value
The Trustee determines the NAV of the GLD on each day that NYSE Arca is open for regular trading at the earlier of (i) the afternoon session of the twice daily determination of the price of an ounce of gold through an auction by the London Bullion Market Association, or LBMA, administered by the ICE Benchmark Administration, or the IBA, which starts at 3:00 PM London, England time, or the LBMA Gold Price PM, or (ii) 12:00 PM New York time. The LBMA Gold Price PM is determined by participants in a physically settled, electronic and tradable auction. The LBMA Gold Price PM replaced the previously established London PM Gold Fix on March 20, 2015. The NAV of the GLD is the aggregate value of the GLD’s assets less its estimated accrued but unpaid liabilities (which include accrued expenses). In determining the GLD’s NAV, the Trustee values the gold held by the GLD based on the LBMA Gold Price PM for an ounce of gold. The Trustee also determines the NAV per Share.
The Custodian is HSBC Bank plc and is responsible for the safekeeping of the GLD’s gold bars transferred to it in connection with the creation of Baskets by Authorized Participants. The Custodian also facilitates the transfer of gold in and out of the GLD through gold accounts it maintains for Authorized Participants and the GLD. The Custodian is a market maker, clearer and approved weigher under the rules of the LBMA.

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Historical Information
The graph below sets forth the information relating to the historical performance of the GLD for the period from January 1, 2014 through May 6, 2024. We obtained the information in the graph from Bloomberg Financial Markets, without independent investigation.
SPDR® Gold Shares (“GLD”)

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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Energy Select Sector SPDR® Fund (“XLE”)
The Energy Select Sector SPDR® Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of its Underlying Index, the Energy Select Sector Index. The Energy Select Sector Index measures the performance of the energy sector of the U.S. equity market. The Energy Select Sector Index is composed of companies engaged in the oil, gas and consumable fuel, energy equipment and services industries.
The XLE trades on the NYSE under the ticker symbol “XLE.”
The Select Sector SPDR® Funds
The XLE is an investment portfolio offered by the Select Sector SPDR® Trust (the "Trust"), a registered investment company, and is maintained and managed by SSGA Funds Management, Inc. ("SSFM"). SSFM is the investment advisor (the "Advisor") to the 11 separate investment portfolios comprising the Select Sector SPDR® Funds (each a "Fund" and, collectively, the "Funds"). The XLE is one of the 11 Funds offered by the Trust. The Notes are not sponsored, endorsed, sold or promoted by the Advisor. The Advisor makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. The Advisor has no obligation or liability in connection with the operation, marketing, trading or sale of the Notes.
Each of the Funds is focused on one of 11 economic sectors – communication services, consumer discretionary, consumer staples, energy, financials, health care, industrials, materials, real estate, technology, and utilities – and seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of an index comprised of the stocks of companies operating in the applicable Global Industry Classification Standard (GICS®) sector (each, an "Underlying Index" and, collectively, the "Underlying Indices").
The Funds utilize a “replication” investment approach in attempting to track the performance of their applicable Underlying Index. The Funds typically invest in substantially all of the securities which comprise their applicable Underlying Index in approximately the same proportions as their applicable Underlying Index. The Funds will normally invest at least 95% of their respective total assets in the common stocks that comprise their applicable Underlying Index.
The Select Sector Indices
The Underlying Indices are sponsored and maintained by S&P Dow Jones Indices LLC ("S&P DJI"). S&P DJI is not affiliated with the Funds, the Trust, or the Advisor. S&P DJI provides further information about the Underlying Indices at its website, which can be accessed at spglobal.com.
Each Underlying Index includes the companies comprising the S&P 500® Index from the applicable GICS® sector. S&P DJI determines the composition of the Underlying Indices and relative weightings of the securities in the applicable Underlying Index. Among other criteria, S&P DJI only draws constituent stocks for a given Underlying Index from the constituent companies comprising the S&P 500® Index that are part of the applicable GICS® sector. Each stock in the S&P 500® Index is allocated to only one Underlying Index, and the Underlying Indices together comprise all of the companies in the S&P 500® Index.
Eligibility Criteria for Index Components
The stocks included in each Underlying Index are selected from the universe of companies represented by the S&P 500® Index. Standard & Poor’s Financial Services LLC (“S&P”) acts as index calculation agent in connection with the calculation and dissemination of each Underlying Index. Each stock in the S&P 500® Index is allocated to only one GICS® sector and therefore is represented in only one Underlying Index. The Underlying Indices together comprise all of the companies in the S&P 500® Index.
Index Maintenance
S&P has sole control over the removal of stocks from the S&P 500® Index and the selection of replacement stocks to be added to the S&P 500® Index. However, S&P plays only a consulting role in the Underlying Indices. Each Underlying Index was developed and is maintained in accordance with the following criteria:
•	Each of the component stocks in an Underlying Index (the “Component Stocks”) is a constituent company of the S&P 500® Index.

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•
The 11 Underlying Indices together will include all of the companies represented in the S&P 500® Index and each of the stocks in the S&P 500® Index will be allocated to only one of the Underlying Indices.

•	Each constituent stock of the S&P 500® Index is assigned to an Underlying Index based on its GICS® sector. Each Underlying Index is made up of all the stocks in the applicable GICS® sector.
•
Each Underlying Index is calculated by S&P using a capped market capitalization methodology where single-index constituents or defined groups of index constituents are confined to a maximum weight and the excess weight is distributed proportionally among the remaining index constituents. Each Underlying Index is rebalanced from time to time to re-establish the proper weighting.

•	For reweighting purposes, each Underlying Index is rebalanced quarterly after the close of business on the third Friday of March, June September and December using the following procedures:
(1)	The rebalancing reference date is the second Friday of March, June, September and December;
(2)
With prices reflected on the rebalancing reference date, adjusted for any applicable corporate actions, and membership, shares outstanding and investable weight factors (IWFs) as of the rebalancing effective date, each company is weighted by float-adjusted market capitalization methodology. Modifications are made as defined below.

(3)
If any Component Stock has a weight greater than 24%, that Component Stock has its float-adjusted market capitalization weight capped at 23%, which allows for a 2% buffer. This buffer is meant to mitigate against any Component Stock exceeding 25% as of the quarter-end diversification requirement date.

(4)	All excess weight is equally proportionally redistributed to all uncapped Component Stocks within the relevant Underlying Index.
(5)
After this redistribution, if the float-adjusted market capitalization weight of any other Component Stock then breaches 23%, the process is repeated iteratively until no Component Stocks breaches the 23% weight cap.

(6)	The sum of the Component Stocks with weights greater than 4.8% cannot exceed 50% of the total index weight. These caps are set to allow for a buffer below the 5% limit.
(7)
If the rule in step (6) is breached, rank all companies in descending order by float-adjusted market capitalization weight, and reduce the weight of the smallest company whose weight is greater than 4.8% that causes the step (6) breach to 4.5%. This process continues iteratively until step (6) is satisfied.

(8)
Index share amounts are assigned to each Component Stock to arrive at the weights calculated above. Since index shares are assigned based on prices one week prior to rebalancing, the actual weight of each Component Stock at the rebalancing differs somewhat from these weights due to market movements.

(9)
If, on the second to last business day of March, June, September, or December, a Component Stock has a weight greater than 24% or the sum of the Component Stocks with weights greater than 4.8% exceeds 50%, a secondary rebalancing will be triggered with the rebalancing effective date being after the close of the last business day of the month. This secondary rebalancing will use the closing prices as of the second to last business day of March, June, September or December, and membership, shares outstanding, and IWFs as of the rebalancing effective date.

At times, Component Stocks may be represented in the Underlying Indices by multiple share class lines. Maximum weight capping is based on Component Stock float-adjusted market capitalization, with the weight of multiple class companies allocated proportionally to each share class line based on its float-adjusted market capitalization as of the rebalancing reference date. If no capping is required, both share classes remain in the Underlying Index at their natural float-adjusted market capitalization.

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Calculation of the Underlying Indices
Each Underlying Index is calculated using the same methodology utilized by S&P in calculating the S&P 500® Index, using a base-weighted aggregate methodology. The daily calculation of each Underlying Index is computed by dividing the total market value of the companies in the Underlying Index by a number called the index divisor.
A Component Stock which has been assigned to one Underlying Index may be determined to have undergone a transformation in the composition of its business, and that it should be removed from that Underlying Index and assigned to a different Underlying Index. In the event that a Component Stock’s Underlying Index assignment should be changed, S&P will disseminate notice of the change following its standard procedure for announcing index changes, and will implement the change in the affected Underlying Indices on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable.
Component Stocks removed from and added to the S&P 500® Index will be deleted from and added to the appropriate Underlying Index on the same schedule used by S&P for additions and deletions from the S&P 500® Index insofar as practicable.
Additional information regarding the calculation and composition of the Underlying Indices, including the index methodology, may be found on S&P's website at spglobal.com. Information included in that website is not included or incorporated by reference into this document.

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Historical Information
The graph below sets forth the information relating to the historical performance of the XLE for the period from January 1, 2014 through May 6, 2024. We obtained the information in the graph from Bloomberg Financial Markets, without independent investigation.
Energy Select Sector SPDR® Fund (“XLE”)

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PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

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SUPPLEMENTAL DISCUSSION OF
U.S. FEDERAL INCOME TAX CONSEQUENCES
The following disclosure supplements, and to the extent inconsistent supersedes, the discussion in the product prospectus supplement dated December 20, 2023 under “Supplemental Discussion of U.S. Federal Income Tax Consequences”.
Under Section 871(m) of the Code, a “dividend equivalent” payment is treated as a dividend from sources within the United States. Such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest, directly or indirectly, in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, the Internal Revenue Service (the “IRS”) has issued guidance that states that the U.S. Treasury Department and the IRS intend to amend the effective dates of the U.S. Treasury Department regulations to provide that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2025. Based on our determination that the Notes are not delta-one instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Assets or the Notes (for example, upon a Reference Assets rebalancing), and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Assets or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable withholding agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

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Buffered Enhanced Return Notes Linked to the Lesser Performing of Two Exchange Traded Funds
SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)
Delivery of the Notes will be made against payment for the Notes on May 9, 2024, which is the third (3rd) business day following the Trade Date (this settlement cycle being referred to as “T+3”). See “Plan of Distribution” in the prospectus dated December 20, 2023. For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution—Conflicts of Interest” in the prospectus dated December 20, 2023.
We will deliver the Notes on a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.
In the initial offering of the Notes, they will be offered to investors at a purchase price equal to par, except with respect to certain accounts as indicated on the cover page of this document. In addition to the underwriting discount set forth on the cover page of this document, we or one of our affiliates may also pay an expected fee to a broker-dealer that is unaffiliated with us for providing certain electronic platform services with respect to this offering.
The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based upon the price that RBCCM may pay for the Notes in light of then prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately three months after the issue date of the Notes, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount or our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may be a higher amount, reflecting the addition of RBCCM's underwriting discount and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.
We may use this pricing supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

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Buffered Enhanced Return Notes Linked to the Lesser Performing of Two Exchange Traded Funds
STRUCTURING THE NOTES
The Notes are our debt securities, the return on which is linked to the performance of the Reference Assets. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these Notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. Using this relatively lower implied borrowing rate rather than the secondary market rate, is a factor that reduced the initial estimated value of the Notes at the time their terms were set. Unlike the estimated value that is set forth on the cover page of this pricing supplement, any value of the Notes determined for purposes of a secondary market transaction may be based on a different funding rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.
In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) on the issue date with RBCCM or one of our other subsidiaries. The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Reference Assets, and the tenor of the Notes. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
The lower implied borrowing rate is a factor that reduced the economic terms of the Notes to you. The initial offering price of the Notes also reflects the underwriting discount and our estimated hedging costs. These factors resulted in the initial estimated value for the Notes on the Trade Date being less than their public offering price. See “Selected Risk Considerations—The Initial Estimated Value of the Notes Is Less than the Price to the Public” above.

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Buffered Enhanced Return Notes Linked to the Lesser Performing of Two Exchange Traded Funds
VALIDITY OF THE NOTES
In the opinion of Norton Rose Fulbright Canada LLP, as Canadian counsel to the Bank, the issue and sale of the Notes has been duly authorized by all necessary corporate action of the Bank in conformity with the Indenture, and when the Notes have been duly executed, authenticated and issued in accordance with the Indenture and delivered against payment therefor, the Notes will be validly issued and, to the extent validity of the Notes is a matter governed by the laws of the Province of Ontario or Québec, or the federal laws of Canada applicable therein, will be valid obligations of the Bank, subject to the following limitations: (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws of general application affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture is subject to general equitable principles, including the principle that the availability of equitable remedies, such as specific performance and injunction, may only be granted at the discretion of a court of competent jurisdiction; (iii) under applicable limitations statutes generally, including that the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under such applicable limitations statutes; (iv) rights to indemnity and contribution under the Notes or the Indenture which may be limited by applicable law; and (v) courts in Canada are precluded from giving a judgment in any currency other than the lawful money of Canada and such judgment may be based on a rate of exchange in existence on a day other than the day of payment, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Québec and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the opinion letter of such counsel dated December 20, 2023, which has been filed as Exhibit 5.3 to the Bank’s Form 6-K filed with the SEC dated December 20, 2023.
In the opinion of Ashurst LLP, when the Notes have been duly completed in accordance with the Indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and subject to general principles of equity, public policy considerations and the discretion of the court before which any suit or proceeding may be brought. This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated December 20, 2023, which has been filed as Exhibit 5.4 to the Bank’s Form 6-K dated December 20, 2023.

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